UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2007

Teleflex Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-5353	23-1147939
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

155 South Limerick Road, Limerick, Pennsylvania		19468
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610-948-5100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 16, 2007, Teleflex Incorporated (the "Company") appointed Kevin K. Gordon as Executive Vice President and Chief Financial Officer. Mr. Gordon was previously Senior Vice President - Corporate Development of the Company.

Mr. Gordon replaces Martin S. Headley, who is leaving the Company to pursue other opportunities. In connection with his departure, Mr. Headley and the Company have entered into a Release and Separation Agreement (the "Separation Agreement"). Under the Separation Agreement, Mr. Headley will continue to receive his base salary for a period of eighteen months (the "Payment Period"). The Company will also continue to provide Mr. Headley with health benefits and a vehicle allowance until the earlier to occur of the end of the Payment Period or the date upon which Mr. Headley receives such benefits from a future employer. In addition, the Company will reimburse Mr. Headley for outplacement services. Finally, the Separation Agreement imposes certain restrictions on Mr. Headley's ability to engage in activities that would be competitive with the Company.

In connection with his appointment to this position, Mr. Gordon will receive an annual salary of $400,000. In addition, on March 16, 2007, Mr. Gordon was granted 30,000 stock options and 5,000 shares of restricted stock. The stock options will vest in three equal annual installments beginning one year from the effective date of grant, and will have an exercise price per share equal to the average of the high and low sales prices of the Company's common stock on the effective date of the grant, as reported on the New York Stock Exchange. The shares of restricted stock will vest in two equal annual installments on the first and second anniversaries of the grant date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teleflex Incorporated

March 19, 2007	By:	Jeffrey P. Black

Name: Jeffrey P. Black
Title: Chairman, President and Chief Executive Officer